 Exhibit 10.7

Employment Agreement for Corporate Officers of TCI

        This Employment Agreement is entered into by and between TCI Solutions, Inc., a Delaware corporation ("TCI"), and Stephen P. DeSantis ("Employee") as of January 1, 2003 on the terms and conditions as set forth below.

1.     Position and Responsibilities. Employee shall serve in the position of Chief Financial Officer (CFO), or such other positions as TCI may require from time to time. In the position of CFO, Employee's duties shall include those customarily associated with the position and such other duties as TCI may, from time to time, require. In any other positions in which Employee may be employed by TCI under this Agreement, Employee's duties shall be those designated by TCI's Board of Directors.

2.     Term of Employment. Unless otherwise expressly agreed to in a written instrument executed by Employee and TCI's Board of Directors, Employee's employment with TCI shall extend from January 1, 2003, and continue until such time as the Agreement is terminated pursuant to Section 4 of the Agreement.

3.     Compensation and Benefits. In consideration of the services rendered under this Agreement, Employee shall be entitled to compensation and benefits as follows:

a.     During calendar year 2003, TCI shall pay Employee an annual base salary of $175,000.00, payable on at least a monthly basis. Employee's annual base salary shall be reviewed on at least an annual basis by the Compensation Committee of the Board of Directors of TCI with any changes thereto subject to the approval of the Board of Directors. Employee's annual base salary will not be less than the salary listed above, except with the voluntary agreement of Employee.

b.     Employee is also eligible to participate in TCI's Bonus Plan. All plan terms and conditions have been reviewed by the Compensation Committee and approved by the Board of Directors and are summarized in TCI's Bonus Plan document. Such Bonus Plan is subject to change by TCI's Board of Directors.

c.     TCI will provide Employee, and Employee's immediate family if applicable, with company paid health insurance coverage at TCI's sole cost and expense, excluding deductibles or co pays where applicable, which shall be Employee's responsibility.

d.     TCI will provide Employee with $500,000 in term life insurance coverage, with Employee designated beneficiary, at TCI's sole cost and expense.

e.     TCI will provide Employee with other and further benefits of the type customarily provided to employees as determined by TCI in its sole discretion at TCI's sole cost and expense.

4.     Termination of Employment. Employee and the Company may terminate their relationship "at will," such that either Employee or the Company may terminate this Agreement at any time, for any reason, with or without cause, subject to the limitations and conditions provided below. Employee's employment with TCI shall terminate upon the occurrence of any of the following events (Sections 4(a)-4(c)):

a.     Upon Employee's death or 30 days after Employee, for any reason, gives written notice to TCI of his voluntary resignation of employment. In the event of Employee's death or voluntary written resignation, except within 6 months following a Material Negative Change in Job Position (as defined in Section 4(e) below), Employee shall not be entitled to any severance benefits other than those rights accorded to him by law.

b.     Immediately upon termination for cause. In the event Employee's employment is terminated by TCI for cause, as defined herein, Employee shall receive no severance or any other benefits from TCI. For purposes of this Agreement, "cause" is defined as (1) Employee's conviction of a felony, (2) an act by Employee of material dishonesty or fraud against TCI or its shareholders, or (3) Employee's willful breach of any duty owed by him to TCI under this Agreement.

c.     Immediately upon TCI giving Employee written notice of the termination of Employee's employment without cause or 30 days after Employee gives written notice to TCI of his voluntary resignation of employment following a Material Negative Change in Job Position. Employee shall be entitled to the following benefits, subject to Section 6(e).

  Employee shall continue to receive, according to TCI's regular payroll, Employee's then current monthly base salary for a period of 12 months from the actual date of termination (the "Severance/Consulting Period"); provided however, that in the event Employee secures a position (as a full time-employee) with another company during the Severance/Consulting Period, any monthly payments earned by Employee during the Severance/Consulting Period Employee shall be reduced by the amount of compensation received from the other company. Accordingly, if Employee's monthly compensation at the other company exceeds Employee's base compensation with TCI, Employee shall not be entitled to any further compensation during such month. As a condition to receiving severance payments, Employee shall keep TCI fully informed (in writing) of all terms and conditions of any employment Employee secures during the Severance Consulting Period.

  Employee shall receive all amounts that would otherwise become due under the TCI Bonus Plan, pro rated based upon the effective date of termination provided under paragraph 4(c), above; provided however, Employee shall not be entitled to any prorated payments under TCI Bonus Plan if the effective date of termination occurs prior to completion of the first 6 months of the fiscal year used to determine Employee's bonus.

  Should Employee timely elect to exercise any rights to continue health insurance under COBRA, TCI shall pay the cost of the continuation coverage during the Severance/Consulting Period (excluding any deductibles or co-payments where applicable, which shall be Employee's responsibility), after which period the cost of any further continuation coverage shall be solely at the Employee's expense; provided however, that in the event Employee secures employment with comparable health insurance benefits/coverage with another company during the Severance/Consulting Period, TCI's obligation to pay the costs of the continuation of coverage shall terminate. Employee, at his expense, shall be entitled to the maximum COBRA continuation as allowed by law.

  TCI shall pay the cost of term life insurance coverage during the Severance/Consulting Period, after which period the cost of any further coverage is solely at the Employee's expense; provided however, that in the event Employee secures with another company during the Severance/Consulting Period, to the extent he is provided with equivalent life insurance coverage, TCI's obligation to pay the costs of coverage shall be reduced accordingly. Notwithstanding the foregoing, TCI shall not cancel or otherwise interfere with continuous coverage under the life insurance policy provided by TCI unless TCI provides thirty days prior written notice to Employee.

  Employee's unvested stock options as of the termination date will be canceled and Employee shall have 270 days to exercise any vested stock options (or (a) in the event of a change of control in which all options terminate, such shorter period as required by the option plan or agreement or (b) if a shorter period, the expiration of the 10 year option term). However, if Employee does not exercise such vested stock options within 3 months after the termination of employment, such options shall become non qualified stock options. Any unexercised options expire on the 271st day following the date of termination (or (a) in the event of a change of control in which all options terminate, such shorter period as required by the option plan or agreement or (b) if a shorter period, the expiration of the 10 year option term). Unless otherwise specified herein, options must be exercised for cash. TCI covenants and agrees that it shall not terminate Employee's employment solely to avoid the vesting of unvested stock options.

  Notwithstanding Section 4(c)(V) to the contrary, in the event of termination of Employee's employment by TCI within 12 months following a Change of Control (as defined below), other than a termination for cause, one-half of Employee's unvested options shall immediately vest and Employee shall be entitled to exercise all vested options either for cash or pursuant to a cashless exercise described in Section 4(d)(II), below.

d.     For purposes of this Agreement, a "Change of Control" shall mean a (i) consolidation or merger of TCI into any other corporation or corporations in which more than 50% ownership of

TCI (determined on a fully diluted basis counting all outstanding options, warrants and shares of preferred stock as exercised or converted) is transferred or acquired, (ii) a sale of all or substantially all of the assets of TCI, or (iii) any other reorganization in which more than 50% ownership of TCI (determined on a fully diluted basis counting all outstanding options, warrants and shares of preferred stock as exercised or converted) is transferred or acquired. If within 12 months following a Change of Control Employee's employment is terminated by TCI without cause, or if within 6 months following a Change of Control Employee resigns following a Material Negative Change in Job Position, Employee shall be entitled to receive the following benefits, subject to Section 6(e):

  Full salary and benefits as described in Section 4(c), in each case subject to reduction as set forth in Section 4(c), for the Severance/Consulting Period.

  If following such Change of Control, Employee continues to own TCI options, or such stock or options have been substituted for options of a successor entity, then if the fair market value of one share of TCI's (or its successor's) common stock is greater than the exercise price per share share pursuant to any outstanding stock option held by Employee (at the date of calculation as set forth below), in lieu of exercising such stock option for cash, Employee may elect to receive shares equal to the value (as determined below) of such vested portion of such option by surrender of such option at the principle office of TCI (or its successor) together with the properly endorsed notice of exercise and notice of such election in which event TCI (or its successor) shall issue to Employee a number of shares of Common Stock computed using the following formula:

          X = Y (A B)
                     A

Where X = the number of shares of Common Stock to be issued to Employee
           Y = the number of shares of Common Stock purchasable under the stock option
           A = the fair market value of one share of TCI's Common Stock (or its successor at the date of such calculation)
           B = exercise price (as adjusted to the date of such calculation)
purposes of the above calculation, the fair market value of one share of Common Stock shall be determined by TCI's (or its successor's) Board of Directors in good faith; provided, however, that in the event TCI's (or its successor's) Common Stock is publically traded on a securities exchange or interdealer quotation system, the fair market value per share shall be closing price of TCI's (or its successor's) Common Stock on the date of calculation.

e.      "Material Negative Change in Job Position" shall consist of a reduction of 10% or more in Employee's base compensation upon or within 6 months following a Change of Control. In order to be entitled to the benefits of this Section, Employee must notify TCI of Employee's resignation due to a Material Negative Change in Job Position within 6 months after the effective date of the Material Negative Change in Job Position and such change must not have been reversed within 10 days following TCI's receipt of Employee's notice.

f.      During any Severance/Consulting Period, for no additional consideration (however TCI shall cover reasonable out-of-pocket expenses), Employee shall consult with TCI on an occasional basis as requested by TCI. The consulting expected from each Employee will not exceed twelve hours per month during said period.

5.      Proprietary Information and Inventions. Contemporaneously with the execution of this Agreement, Employee shall execute a Proprietary Information and Inventions Agreement ("Inventions Agreement") in the form attached as Exhibit A hereto. The terms of the Inventions Agreement are incorporated herein by this reference and Employee agrees to be bound thereby.

6.      Non-Competition.

a.      So long as employee is employed by TCI, and such employment has not been terminated, Employee agrees to devote his full working time, attention and energies to the performance of his assigned duties, and Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization (other than charitable or other not for profit organizations), be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if not interfering, may be inimical to or contrary to the best interests of TCI. Nothing contained herein is intended to prohibit Employee's passive investment activities so long as they are in compliance with the last sentence of Section 6.b.

b.      Employee also agrees that he will not, so long as he is an employee or officer of TCI or any of its subsidiaries, or during the Severance/Consulting Period, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any capacity whatsoever, engage or become financially interested in, be employed by, or have any connection with, any business competing with TCI or any of its subsidiaries, in any geographic area where the business of TCI or any of its subsidiaries is being or had been conducted in any manner whatsoever, provided, however, that Employee may own any securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time one percent of any class of stock or securities of such company.

c.      Except in furtherance of his duties to TCI, Employee further agrees that in order to protect TCI's trade secrets, during the term of this Agreement or during the Severance/Consulting Period, he will not, directly or indirectly, participate in any effort to develop, manufacture or market products or services that compete with TCI's products or services (including products or services that TCI can demonstrate it intends to develop or are under development).

d.      In addition to the foregoing, during the term of this Agreement and during the Severance/Consulting Period, Employee will not cause, directly or indirectly, (1) any employee,

consultant or independent contractor of the Company, or (2) any customer, potential customer, or partner of the Company, to sever or modify their relationship with the Company in any respect.

e.      Employee acknowledges that any payments or benefits provided under this Agreement by TCI during the Severance/Consulting Period are made expressly contingent upon Employee's continued compliance with this Section 6 and the Inventions Agreement during the Severance/Consulting Period. As a result, TCI shall be entitled to discontinue any payments or benefits provided during the Severance/Consulting Period if Employee is in violation of this Section 6 or the Inventions Agreement in any respect.

7.      Acknowledgement. Employee hereby acknowledges that he has carefully read all of the terms of this Agreement and agrees that they are necessary for the reasonable and proper protection of TCI's business. Employee acknowledges that he has been advised by TCI that he may have this Agreement reviewed by counsel of his choice, at his sole expense, and has either done so or elected to forego his right to do so voluntarily.

8.      Governing Law. The formation, construction and performance of this Agreement shall be construed in accordance with the laws of the State of Arizona.

9.      Binding Effect. This Agreement and any amendment hereto shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs and legal representatives.

10.    Equitable Relief. The parties hereto agree that failure to comply with Section 6 or the terms of the Inventions Agreement cannot be reasonably or adequately compensated in damages in an action of law, and breach of either of these will cause TCI irreparable damage. Therefore, in addition to the other remedies which may be available to it, in law or in equity, TCI shall be entitled to injunctive relief without bond or other security with respect to the breach of either Section 6 or the Inventions Agreement.

11.    Employment Representations. Employee represents and warrants that, as of the date of this Agreement he will be free to be employed by TCI upon the terms contained in this Agreement and to assign his inventions, if any, under Section 5 hereof and the Inventions Agreement and that on the date of this Agreement there will be no employment contracts or restrictive covenants preventing fall performance of the duties hereunder or under the Inventions Agreement.

12.    Entire Agreement. The mutual covenants, obligations and undertakings of the parties herein are the sole and only consideration for this Agreement. No representations, promises or inducements have been made to the undersigned parties, or any of them, other than those which appear in this Agreement. This Agreement (together with the Inventions Agreement) represents the complete agreement of the parties and replaces any prior agreements between the parties relating to the subject matter hereof. This Agreement may be modified, supplemented and/or amended only by a writing that specifically refers to this Agreement and that is agreed to by both

Employee and the Compensation Committee. This Agreement supercedes in its entirety any and all prior Employment Agreements between the Company and Employee.

13.    Dispute Resolution.

a.     In the event of any dispute between the parties hereto arising out of or relating to this Agreement, the parties shall first attempt to resolve such dispute through mediation conducted in accordance with the Employment Mediation Rules of the American Arbitration Association. The parties shall agree upon a mediator who has in excess of 10 years of experience in resolving employment disputes. The mediation proceedings shall take place in Tucson, Arizona or such other location as the parties in dispute may agree upon. Each party agrees to pay their own attorneys' fees and costs incurred in connection with the mediation, except that all costs and expenses of the mediator shall be borne by TCI.

b.     If the parties are unable to resolve the dispute through mediation, the parties shall submit the dispute to binding arbitration in accordance with the Employment Arbitration Rules of the AAA as supplemented herein and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. One arbitrator shall be selected in accordance with the rules of the AAA. The AAA shall hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration by any one or more of the parties. The parties and the AAA shall thereafter cooperate in order to complete the appointment of the arbitrator as quickly as possible. Within fifteen (15) days after the arbitrator has been appointed, an initial meeting (which, if the arbitrator so determines, may be by phone) among the arbitrator and counsel for the parties shall be held for the purpose of establishing a plan for administration of the arbitration, including: (1) definition of issues; (2) timing of discovery; (3) ;exchange of documents and filing of detailed statements of claims, prehearing memoranda and dispositive motions; (4) schedule and place of hearings; and (5) any other matters that may promote the efficient, expeditious, and cost effective conduct of the proceeding. The parties shall be entitled to conduct all discovery they would otherwise be permitted to conduct pursuant to Arizona Code of Civil Procedure if the case was pending in an Arizona state court proceeding. The arbitrator shall have the power to compel testimony from out-of-state witnesses who are officers, directors or employees of a party to the arbitration. Each party shall have the right to request the arbitrator to make specific findings of fact, to the extent awarded by the arbitrator. The arbitrator's decision shall contain findings of facts on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrator relied. Such decision of the arbitrator shall be final and binding upon the parties. The arbitration shall take place in Tucson, Arizona. No award shall be given by the arbitrator for attorneys' fees or costs; each party agrees to pay their own attorneys' fees and costs incurred in connection with the arbitration, regardless of the outcome; provided however that the arbitrator's fees and the administrative fees payable to the American Arbitration Association shall be borne solely by TCI. Upon the conclusion of arbitration, the parties may apply to any appropriate court to enforce the decision pursuant to such arbitration.

14.    Effectiveness. Any provisions or part thereof of this Agreement which is prohibited or unenforceable in any jurisdiction or under any circumstances shall as to such jurisdiction or circumstances be ineffective to the extent of such prohibition or un-enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction or under any other circumstance.

     IN WITNESS WHEREOF, the parties hereto have affixed their authorized signatures as of the effective date.

TCI Solutions, Inc.

By:

/s/ James E. Houlihan
Chairman, Compensation Committee
James E. Houlihan

Employee

/s/ Stephen P. DeSantis
Stephen P. DeSantis